Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-150379) pertaining to the 2005 Long-Term Incentive Plan and Form S-3 (No. 333-161756) of Standard Parking Corporation and in the related prospectuses of our reports dated March 11, 2011 with respect to the consolidated financial statements of Standard Parking Corporation and the effectiveness of internal control over financial reporting of Standard Parking Corporation, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
March 21, 2011